                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12


                           Kimberly-Clark Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                                                  March 11, 2003

(KIMBERLY-CLARK LOGO)

                                                     THOMAS J. FALK
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

      On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 24, 2003, at 11:00 a.m. at our World Headquarters which is located at 351 Phelps Drive, Irving, Texas.

      At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve the selection of the Corporation's independent auditors and vote on four stockholder proposals. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

      It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures.

      If you plan to attend the meeting, please check the card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                            /s/ THOMAS J. FALK
                                                Thomas J. Falk

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 24, 2003

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 24, 2003, at 11:00 a.m. for the following purposes:

        1. To elect four directors for a three-year term to expire at the 2006 Annual Meeting of Stockholders;

        2. To approve the selection of Deloitte & Touche LLP as independent auditors;

        3. To act upon four stockholder proposals which may be presented at the meeting; and

        4. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 24, 2003 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

     The accompanying proxy statement also is being used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustees of the Corporation's employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card which is enclosed with the proxy statement in the business reply envelope provided or indicate his or her preference using the Internet or telephone.

                                             By order of the Board of Directors.

                                          /s/ RONALD D. MC CRAY
                                             Ronald D. Mc Cray
                                             Vice President, Associate General
                                             Counsel and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 11, 2003

                               TABLE OF CONTENTS

Introduction..........................................................     1
  Electronic Delivery of Proxy Materials and Annual Report............     1
  Who May Vote........................................................     1
  How You May Vote....................................................     1
  How You May Revoke or Change Your Vote..............................     2
  Confidential Voting.................................................     2
  Costs of Solicitation...............................................     2
  Votes Required/Voting Procedures....................................     2
  Dividend Reinvestment and Stock Purchase Plan.......................     2
  Employee Benefit Plans..............................................     2
  Delivery of One Proxy Statement and Annual Report to a Single
     Household to Reduce Duplicate Mailings...........................     3
Proposal 1. Election of Directors.....................................     3
  General Information.................................................     3
  Certain Information Regarding Directors and Nominees................     4
  Security Ownership of Management....................................     8
  Certain Transactions and Business Relationships.....................     9
  Board of Directors and Committees...................................     9
  Stockholder Nominations for Directors...............................    10
  Compensation of Directors...........................................    11
Proposal 2. Approval of Auditors......................................    12
  Principal Accounting Firm Fees......................................    12
Proposal 3. Stockholder Proposal Regarding the Corporation's Amended
  and Restated Rights Agreement.......................................    13
  Stockholder Proposal................................................    13
  Response of the Corporation to Stockholder Proposal.................    14
Proposal 4. Stockholder Proposal Regarding Expensing Stock Options....    16
  Stockholder Proposal................................................    16
  Response of the Corporation to Stockholder Proposal.................    17
Proposal 5. Stockholder Proposal Regarding Indexing Stock Options for
  Executives..........................................................    18
  Stockholder Proposal................................................    18
  Response of the Corporation to Stockholder Proposal.................    19
Proposal 6. Stockholder Proposal Regarding An Independent Chairman of
  the Board...........................................................    20
  Stockholder Proposal................................................    20
  Response of the Corporation to Stockholder Proposal.................    21

Executive Compensation................................................         22
  Summary Compensation Table..........................................         22
  Option Grants in 2002...............................................         23
  Aggregated Option Exercises in 2002 and Option Values as of December
     31, 2002.........................................................         24
  Compensation Committee Report on Executive Compensation.............         24
     Salaries for 2002................................................         25
     Cash Bonus Awards for 2002.......................................         25
     Equity Plans.....................................................         25
     2002 Compensation of the Chief Executive Officer.................         26
     Alignment of Executive Compensation with Corporate Performance...         27
     Tax Deduction for Executive Compensation.........................         27
  Performance Graph...................................................         28
  Compensation Committee Interlocks and Insider Participation.........         28
  Defined Benefit Retirement Plan.....................................         28
  Executive Severance Plan............................................         30
  Corporation's Severance Pay Plan....................................         30
Section 16(a) Beneficial Ownership Reporting Compliance...............         30
2004 Stockholder Proposals............................................         31
Annual Meeting Advance Notice Requirements............................         31
Audit Committee Report................................................         31
Other Matters.........................................................         32
Appendix A -- Audit Committee Charter.................................        A-1

                                                                  March 11, 2003

(KIMBERLY-CLARK LOGO)

                                PROXY STATEMENT

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 24, 2003 and at any adjournment thereof. We are first mailing this proxy statement and the accompanying proxy to holders of the Corporation's common stock on March 11, 2003.

ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

     The Notice of Annual Meeting and proxy statement and the Corporation's 2002 Annual Report are available on our Internet site at www.kimberly-clark.com. In the future, instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves the Corporation the cost of producing and mailing documents to your home or business, and gives you an automatic link to the proxy voting site.

     Stockholders of Record: If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent's website at http://www.econsent.com/kmb anytime and follow the instructions.

     Beneficial Stockholders: If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

     Plan Participants: If you are a participant in one or more of the Corporation's employee benefit or stock purchase plans, to enroll in the electronic delivery service go directly to our transfer agent's website at http://www.econsent.com/kmb anytime and follow the instructions.

WHO MAY VOTE

     Each stockholder of record at the close of business on February 24, 2003 will be entitled to one vote for each share registered in the stockholder's name. As of that date, there were outstanding 510,722,187 shares of common stock of the Corporation.

HOW YOU MAY VOTE

     You may vote in person by attending the meeting or by completing and returning a proxy by mail, or vote using the Internet or the telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

     The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, for the approval of the selection of the Corporation's independent auditors and against approval of each of the stockholder proposals.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

     You may revoke your proxy before the time of voting at the meeting in any of the following ways:

     - by mailing a revised proxy to the Secretary of the Corporation

     - by changing your vote on the Internet website

     - by using the telephone voting procedures

     - by voting in person at the meeting

CONFIDENTIAL VOTING

     Stockholders' proxies and plan participants' voting instruction cards are received by the Corporation's independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxies, ballots and voting instruction cards that identify the vote of stockholders and participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent will identify stockholders who fail to vote so that the Corporation may contact them and request they do so.

COSTS OF SOLICITATION

     The Corporation will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies including the cost of the proxy solicitation, and the expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners. In addition to the use of the mail and electronic delivery, solicitation may be made by telephone or otherwise by regular employees of the Corporation. The Corporation has retained W.F. Doring & Co., Inc. to aid in the solicitation at a cost of approximately $11,000, plus reimbursement of out-of-pocket expenses.

VOTES REQUIRED/VOTING PROCEDURES

     A majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in the plan, as well as shares registered in the stockholder's name.

EMPLOYEE BENEFIT PLANS

     The Corporation also is sending this proxy statement and voting materials to participants in various employee benefit and stock purchase plans of the Corporation. The trustee of each plan, as the stockholder of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

DELIVERY OF ONE PROXY STATEMENT AND ANNUAL REPORT TO A SINGLE HOUSEHOLD TO REDUCE DUPLICATE MAILINGS

     Each year in connection with the Corporation's Annual Meeting of Stockholders, the Corporation is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Corporation's common stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Corporation the cost of producing and mailing duplicate documents as follows:

     Stockholders of Record: If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call 972-281-1521.

     Beneficial Stockholders: If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

     Right to Request Separate Copies: If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. You may also contact us at the address and phone number listed on page 32 if you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future.

PROPOSAL 1. ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Board of Directors is divided into three classes, as required by the Corporation's Restated Certificate of Incorporation. Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of 13 members, including Mae C. Jemison, M.D. and Dennis R. Beresford who were elected to the Board by the Board of Directors effective as of September 1, 2002 and November 12, 2002, respectively. Six of the directors have terms which expire at this year's Annual Meeting (Class of 2003), four have terms which expire at the 2004 Annual Meeting (Class of 2004), and three have terms which expire at the 2005 Annual Meeting (Class of 2005). William O. Fifield and Wolfgang R. Schmitt, members of the Class of 2003, have advised the Board that they intend to retire from the Board effective at this year's Annual Meeting. Wayne R. Sanders, formerly a member of the Class of 2003, retired on February 28, 2003.

     The four nominees for director set forth on the following pages are proposed to be elected at this year's Annual Meeting to serve for a term to expire at the 2006 Annual Meeting of Stockholders (Class of 2006) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining seven directors will continue to serve as directors for the terms set forth on the following pages.

     The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be "Independent Directors" under the terms of the Corporation's By-Laws. The Board has determined that all directors and nominees are Independent Directors, except for Thomas J. Falk and Claudio X. Gonzalez.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the nominees for the Class of 2006 and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2006 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2006)

DENNIS R. BERESFORD
Ernst & Young Executive Professor of Accounting, University of Georgia

Mr. Beresford, age 64, has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committees of WorldCom, Inc., Legg Mason, Inc. and National Service Industries, Inc. He has been a director of the Corporation since November 12, 2002.

--------------------------------------------------------------------------------

THOMAS J. FALK
Chairman of the Board and Chief Executive Officer

Mr. Falk, age 44, was elected Chairman of the Board and Chief Executive Officer, effective February 18, 2003, and President and Chief Executive Officer of the Corporation effective September 12, 2002. Prior to that, he served as President and Chief Operating Officer of the Corporation since his election in 1999. Mr. Falk previously had been elected Group President-Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation's global tissue businesses. He also was responsible for the Wet Wipes and Neenah Paper sectors, Pulp Operations and Consumer Business Services, Environment and Energy and Human Resources organizations. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He has been a director of the Corporation since 1999.

--------------------------------------------------------------------------------

MAE C. JEMISON, M.D.
President, The Jemison Group, Inc.

Dr. Jemison, age 46, is founder and President of The Jemison Group, Inc. and BioSentient Corporation. She is the A.D. White Professor at Large at Cornell University and serves as Bayer Corporation's national science advocate. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of Scholastic, Inc., Valspar Corporation, The Dorothy Jemison Foundation for Excellence and the Texas Governor's Council for Science and BioTechnology Development. She has been a director of the Corporation since September 1, 2002.

--------------------------------------------------------------------------------

RANDALL L. TOBIAS
Chairman Emeritus, Eli Lilly and Company

Mr. Tobias, age 61, served as Chairman of the Board and Chief Executive Officer of Eli Lilly and Company from 1993 until he retired in 1998. He previously had been Vice Chairman of the Board of AT&T since 1986, and had been employed by AT&T since 1964. Mr. Tobias is a director of ConocoPhillips, Knight-Ridder, Inc., Interactive Intelligence, Inc. and Windrose Medical Properties Trust. He is also a trustee of the Colonial Williamsburg Foundation. He has been a director of the Corporation since 1994.

--------------------------------------------------------------------------------

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      2004 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2004)

PASTORA SAN JUAN CAFFERTY
Professor, University of Chicago

Mrs. Cafferty, age 62, has been a Professor since 1985 at the University of Chicago's School of Social Service Administration where she has been a member of the faculty since 1971. Mrs. Cafferty is a director of Harris Trust and Savings Bank, Harris Bankcorp, Inc., Harris Bankmont, Inc., Waste Management, Inc. and the Peoples Energy Corporation and its subsidiaries, and a Trustee of the Lyric Opera Association and Rush-Presbyterian-St. Luke's Medical Center in Chicago. She has been a director of the Corporation since 1976.

--------------------------------------------------------------------------------

CLAUDIO X. GONZALEZ
Chairman of the Board and Managing Director, Kimberly-Clark de Mexico, S.A. de C.V.

Mr. Gonzalez, age 68, has served as Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., an equity company of the Corporation, since 1973. He was employed by the Corporation in 1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. He is a director of Kellogg Company, General Electric Company, The Investment Company of America, Home Depot Inc., The Mexico Fund, Grupo ALFA, Grupo Carso and America Movil, and is a member of the Advisory Board of Unilever N.V. and Unilever PLC, and the International Advisory Council of J.P. Morgan Chase & Co. He has been a director of the Corporation since 1976.

--------------------------------------------------------------------------------

LINDA JOHNSON RICE
President and Chief Executive Officer, Johnson Publishing Company, Inc.

Mrs. Johnson Rice, age 45, has been President and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became Vice President in 1985 and was elected President and Chief Operating Officer in 1987. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated, Viad Corp and Omnicom Group, Inc. She has been a director of the Corporation since 1995.

--------------------------------------------------------------------------------

MARC J. SHAPIRO
Vice Chairman, J.P. Morgan Chase & Co.

Mr. Shapiro, age 55, has been Vice Chairman of J.P. Morgan Chase & Co. since 1997. Before assuming his current position, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly owned subsidiary of J.P. Morgan Chase & Co., from 1989 until 1997. Mr. Shapiro is a member of the board of directors of Burlington Northern Sante Fe Corporation and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Weill Medical College of Cornell University, United Way of New York City, Local Initiatives Support Corporation and Rice University. He has been a director of the Corporation since 2001.

--------------------------------------------------------------------------------

                              TERM EXPIRING AT THE
                      2005 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2005)

JOHN F. BERGSTROM
Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom, age 56, has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation, Wisconsin Gas, Wisconsin Electric Power Company, Sensient Technologies Corp., Banta Corporation, The Catholic Diocese of Green Bay, Midwest Express Holdings, Inc. and the Green Bay Packers, Inc. He also is a member of the board of trustees of Marquette University and the Medical College of Wisconsin. He has been a director of the Corporation since 1987.

--------------------------------------------------------------------------------

PAUL J. COLLINS
Retired Vice Chairman, Citigroup Inc.

Mr. Collins, age 66, retired in 2000 as Vice Chairman of Citigroup Inc. He had been Vice Chairman of Citigroup Inc. since its inception in 1998 as a result of the merger of Citicorp and Travelers Group Inc. Prior to the merger, Mr. Collins was a Vice Chairman of Citicorp and its principal subsidiary, Citibank N.A., since 1988. He was a director of Citicorp, Inc. and Citibank, N.A., from 1985 to 2000, and is currently a director of BG Group plc, Genuity Inc. and Nokia Corporation. Mr. Collins is a trustee of the University of Wisconsin Foundation and the Glyndebourne Arts Trust. He has been a director of the Corporation since 1983.

--------------------------------------------------------------------------------

ROBERT W. DECHERD
Chairman of the Board, President and Chief Executive Officer, Belo Corp.

Mr. Decherd, age 52, has served as Chairman of the Board and Chief Executive Officer of Belo Corp., a broadcasting and publishing company, since 1987. Mr. Decherd became President of that company in 1994, and previously served as President from 1985 through 1986. He has been a director of Belo Corp. since 1976. Mr. Decherd also is a member of the Advisory Council for the Harvard University Center for Ethics and the Professions, and serves on the Media Security and Reliability Council as part of President Bush's Homeland Security initiative. He has been a director of the Corporation since 1996.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 2002, unless otherwise indicated, regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below (collectively, the "Named Executive Officers"), and by all directors, nominees and executive officers as a group.

                   NAME OF INDIVIDUAL OR                          AMOUNT AND NATURE OF
                     IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)(3)
                   ---------------------                      -----------------------------
Dennis R. Beresford.........................................                1,500
John F. Bergstrom...........................................               23,000(4)(6)
Pastora San Juan Cafferty...................................               11,220(5)(6)
Paul J. Collins.............................................               16,600(5)(6)
Robert W. Decherd...........................................               20,000(6)
O. George Everbach..........................................              530,743(6)
Thomas J. Falk..............................................              919,809(6)
William O. Fifield..........................................               12,000(5)(6)
Claudio X. Gonzalez.........................................              171,656
Mae C. Jemison, M.D. .......................................                  130(7)
Steven R. Kalmanson.........................................              396,794(6)
Linda Johnson Rice..........................................               10,300(6)(8)
Wayne R. Sanders............................................            2,151,212(6)
Wolfgang R. Schmitt.........................................               10,417(5)(6)
Kathi P. Seifert............................................              560,232(6)(9)
Marc J. Shapiro.............................................               11,076(6)
Randall L. Tobias...........................................               15,600(5)(6)
All directors, nominees and executive officers as a group...            5,681,073(6)(10)

---------------

 (1) Except as otherwise noted, the directors, nominees and Named Executive Officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

 (2) Each director, nominee and Named Executive Officer owns less than one percent of the outstanding shares of the Corporation's common stock. All directors, nominees and executive officers as a group own 1.1 percent of the outstanding shares of the Corporation's common stock.

 (3) For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued pursuant to the Outside Directors' Compensation Plan, which is described below under the heading "Compensation of Directors."

 (4) Includes 1,600 shares held by trusts for the benefit of Mr. Bergstrom's son and daughter and for which Mr. Bergstrom serves as trustee. Also includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

 (5) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 2002 under the Corporation's deferred compensation plan for directors: Mrs. Cafferty, 23,178.79 credits; Mr. Collins, 51,903.08 credits; Mr. Fifield, 5,913.15 credits; Mr. Schmitt, 8,407.06 credits; and Mr. Tobias, 10,796.50 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although these directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, the stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to the stock credits. See "Executive
     Compensation -- Compensation of Directors" for additional information concerning the deferred stock accounts.

 (6) Includes the following shares which could be acquired within 60 days of December 31, 2002 by: Mr. Bergstrom, 5,400 shares; Mrs. Cafferty, 5,400 shares; Mr. Collins, 5,600 shares; Mr. Decherd, 5,000 shares; Mr. Everbach, 442,586 shares; Mr. Falk, 725,000 shares; Mr. Fifield, 5,000 shares; Mr. Kalmanson, 340,079 shares; Mrs. Johnson Rice, 5,000 shares; Mr. Sanders, 1,820,000 shares; Mr. Schmitt, 6,417 shares; Ms. Seifert, 506,624 shares; Mr. Shapiro, 10,076 shares; Mr. Tobias, 5,600 shares; and all directors, nominees and executive officers as a group, 4,583,364 shares. Also, shares of common stock held by the trustee of the Corporation's Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the Named Executive Officers above are included in this table.

 (7) Includes 130 shares owned beneficially by Dr. Jemison as of January 30,
     2003.

 (8) Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice's daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

 (9) Includes 170 shares held by Ms. Seifert's spouse in custody for their son.

(10) Voting and investment power with respect to 56,439 of the shares is shared.

     To further align management's financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for approximately 400 key managers, including the Named Executive Officers. All executive officers are expected to own the Corporation's stock in an amount equivalent to three times their annual salary. The Chief Executive Officer is expected to own an amount of the Corporation's stock which is six times his annual salary. These guidelines have been met or exceeded by each of the Named Executive Officers.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     The Corporation leases office space in Neenah, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership, a partnership engaged in the redevelopment of downtown real estate. John F. Bergstrom previously owned a 14 percent limited partner interest in the partnership, which he divested in December 2002. During 2002, rental payments made by the Corporation to the partnership were $1,072,948. The Board has determined that the Corporation's transactions with the partnership do not impair Mr. Bergstrom's independence as a director.

     In 2002, the Corporation paid $320,011 to Maxair, Inc. for jet fuel purchases and rental payments due under a lease for aircraft hangar and related office space in Appleton, Wisconsin. Steven R. Kalmanson, a Named Executive Officer, and his family own Maxair, Inc. The Corporation expects to engage in similar transactions with Maxair, Inc. in 2003.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from other third parties.

BOARD OF DIRECTORS AND COMMITTEES

     Mr. Falk was appointed as Chairman of the Board on February 18, 2003, succeeding Mr. Sanders who had been Chairman since 1992. Mr. Sanders announced in September 2002 his decision to retire from the Corporation effective February 28, 2003. Mr. Collins was appointed Lead Director on November 12, 2002, and as Chairman of the Executive Committee of the Board on February 18, 2003. As Lead Director, Mr. Collins will continue to chair executive session meetings of non-management directors, among other responsibilities. The non-management directors are scheduled to meet in executive session without the presence of management approximately five times per year.

     The Board of Directors met six times in 2002. All of the incumbent directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

     The standing committees of the Board include the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Corporate Governance Committee.

     The Audit Committee, currently composed of Mr. Decherd, Chairman, Mr. Beresford, Dr. Jemison, Mr. Schmitt and Mr. Tobias, met six times during 2002. The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements of the Corporation; (2) the Corporation's compliance with ethical policies contained in the Corporation's Code of Conduct, and legal and regulatory requirements; (3) the independence, qualification and performance of the Corporation's independent auditors; and (4) the performance of the Corporation's internal auditors. The Committee also selects, subject to stockholder approval, and engages the independent auditors to audit the books, records and accounts of the Corporation, reviews the scope of the audits, and establishes policy in connection with internal audit programs of the Corporation. See "Audit Committee Report" below for further information. The Audit Committee members satisfy the independence, financial literacy and expertise requirements of the New York Stock Exchange. The Board has determined that Mr. Beresford satisfies the requirements for an "audit committee financial expert" under the rules and regulations of the Securities and Exchange Commission and that he can effectively serve on the Audit Committee notwithstanding his commitments to three other audit committees on which he serves. The Board of Directors adopted a revised Audit Committee Charter on November 12, 2002. A copy of the revised Audit Committee Charter is included as Appendix A to this proxy statement.

     The Compensation Committee, currently composed of Mr. Collins, Chairman, Mrs. Cafferty, Mrs. Johnson Rice and Mr. Shapiro, met three times during 2002. Each member of the Compensation Committee is an Independent Director. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation -- Compensation Committee Report on Executive Compensation."

     The Executive Committee is currently composed of Mr. Collins, Chairman, Mr. Bergstrom, Mr. Falk, Mr. Fifield and Mr. Gonzalez. The Committee, when the Board of Directors is not in session, has and may exercise all the powers of the Board to direct the business and affairs of the Corporation, except powers assigned in the Corporation's By-Laws to another standing Committee of the Board and except to the extent limited in any respect by law or the Certificate of Incorporation or By-Laws of the Corporation. The policy of the Board of Directors is that only administrative matters, or urgent matters that arise between regular meetings of the Board, are acted upon by the Executive Committee. During 2002, the Committee acted once by unanimous written consent.

     The Nominating and Corporate Governance Committee is currently composed of Mrs. Cafferty, Chairman, Mr. Beresford, Mr. Bergstrom, Mrs. Johnson Rice and Mr. Tobias. The Committee (1) oversees the process by which individuals are nominated to become board members, and (2) oversees matters of corporate governance, including advising the Board on (A) board organization, membership, function, performance and compensation, (B) committee structure and membership, and (C) policies and positions regarding significant stockholder relations issues. The Committee monitors and recommends improvements to the practices and procedures of the Board, reviews stockholder proposals and other proxy materials relating to corporate governance and considers responses or actions with respect to such proposals. Each member of the Nominating and Corporate Governance Committee is an Independent Director. The Nominating Committee and Corporate Governance Committee were combined in November 2002. The Nominating Committee met three times during 2002 and the Corporate Governance Committee met once in 2002.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating and Corporate Governance Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

COMPENSATION OF DIRECTORS

     Directors who were not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual retainer of
(1) options to acquire 2,500 shares of common stock of the Corporation and (2) a cash payment of $50,000 payable pro rata quarterly in advance. These directors can elect to receive the cash portion of the retainer in the form of additional stock options. Directors who are also the chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and the Lead Director each receive an annual retainer of options to acquire 300 shares of the common stock of the Corporation. The option price per share for all options granted to outside directors will be no less than 100 percent of the market value per share of the Corporation's common stock on the date of grant. These directors also receive a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee, subject to a maximum of $3,600 for any day on which more than one meeting is held. In addition, the Corporation reimburses these directors for expenses incurred as a result of attending Board or committee meetings.

     A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual cash retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account, as provided in the election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with the amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock; no shares of the Corporation's common stock are ever distributed to a participant under the plan; and no participant acquires any rights as a holder of common stock under the plan. Upon retirement as a director, all accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITORS

     The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the principal independent auditors to audit the financial statements of the Corporation for 2003, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been the independent auditors for the Corporation since 1928.

     PRINCIPAL ACCOUNTING FIRM FEES

     The aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2002 by the Corporation's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte"), were:

Audit Fees.........................................  $3,645,000
Financial Information
  Systems Design and Implementation Fees...........  $        0
All Other Fees(a)(b)...............................  $4,451,000

---------------
(a) The Audit Committee has determined that provision of these services by Deloitte does not impair Deloitte's independence.
(b) All Other Fees include expatriate tax planning services ($1,508,000), other tax advisory services ($1,476,000), statutory audits ($1,101,000), audits of employee benefit plans ($225,000) and other services unrelated to the audit ($141,000).

     Beginning with next year's proxy statement, the Corporation will provide information regarding fees billed to the Corporation and its subsidiaries by the principal independent auditors using different categories in accordance with new Securities and Exchange Commission rules effective as of the end of 2003. If the new Securities and Exchange Commission rules had been effective at the time this proxy statement was mailed to stockholders, the following information would have been provided:

                                           2002         2001
                                        ----------   ----------
Audit Fees(a).........................  $4,840,000   $3,176,000
Audit Related Fees(b).................  $  272,000   $  336,000
Tax Fees(c)...........................  $2,984,000   $1,768,000
All Other Fees........................  $        0   $   33,000

---------------
(a) Includes fees for statutory audits, comfort letters, attest services, consents, assistance with and review of Securities and Exchange Commission filings and other related matters.
(b) Includes fees for employee benefit plans, due diligence assistance and other matters.
(c)  Includes fees for expatriate tax planning and other tax advisory services.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

PROPOSAL 3. STOCKHOLDER PROPOSAL REGARDING THE CORPORATION'S AMENDED AND
            RESTATED RIGHTS AGREEMENT

     Nick Rossi has sent a letter to the Corporation's Chairman requesting that the proposal set forth below be submitted to our stockholders for consideration at the Annual Meeting. Mr. Rossi has stated that he or someone acting on his behalf intends to introduce the following proposal at the Annual Meeting. As of October 21, 2002, Mr. Rossi beneficially owned 3,120 shares of the Corporation's common stock. Mr. Rossi's address is P.O. Box 249, Boonville, CA 95415. Mr. Rossi's proposal uses the term "poison pill" to refer to the Corporation's stockholder rights plan (the "rights plan"). The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.

     Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

     STOCKHOLDER PROPOSAL

     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Mr. Rossi's proposal below:

                      "3-SHAREHOLDER VOTE ON POISON PILLS
         THIS TOPIC WON AN AVERAGE 60%-YES VOTE AT 50 COMPANIES IN 2002

        This is to recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

        This topic won an average 60%-yes vote at 50 companies in 2002, according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

               HARVARD REPORT

        A 2001 report by Harvard and Wharton authors found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. The report is titled, "Corporate Governance and Equity Prices," July 2001, by Paul A. Gompers, Harvard University, Joy L. Ishii, Harvard University and Andrew Metrick, The Wharton School, University of Pennsylvania. This report reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

        Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.
        Source: "Putting a Value on Governance," Directors & Boards,
        Spring 1997.

        Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

               COUNCIL OF INSTITUTIONAL INVESTORS RECOMMENDATION

        The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Council of Institutional Investors' recommendation is documented in Council Policies, Corporate Governance Policies, Core Policies, Shareholder Voting Rights, Item 5.b., approved March 25, 2002.

        In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA and McDermott
        International. I believe that our company should follow suit and allow shareholder input.

                 ALLOW SHAREHOLDER VOTE REGARDING POISON PILLS
                                   YES ON 3"

     RESPONSE OF THE CORPORATION TO STOCKHOLDER PROPOSAL

     The Board of Directors unanimously recommends a vote against this proposal.

     The Board does not believe that adopting this proposal would be in the best interests of the Corporation or its stockholders for the reasons set forth below.

     The Corporation received a proposal regarding its rights plan last year. Although more than 50 percent of those stockholders who voted cast a vote in favor of the proposal, less than 50 percent of the outstanding shares were voted in favor of the proposal. The results of the vote did not obligate the Board to take action with respect to the rights plan; however, following the Annual Meeting, the Board again carefully evaluated the issue consistent with its fiduciary duties and concluded that, in its judgment, maintaining the rights plan is in the best interests of the Corporation and its stockholders.

     The study cited in this year's proposal does not change the Board's view. The 2001 study Corporate Governance and Equity Prices by Paul Gompers, Joy Ishii and Andrew Metrick relied on by the proponent does not contradict the conclusions in the studies reviewed by the Board and noted below. The study does not state, as Mr. Rossi suggests, that the existence of a rights plan has a negative effect on stock price. In fact, it noted that a rights plan can increase stockholder value when it is used for the benefit of stockholders to achieve higher takeover premiums.

     As the last two years have shown, the Corporation periodically receives proposals from stockholders who request that the Corporation repeal its rights plan. These proponents claim that this takeover defense negatively impacts stockholder value. The Board of Directors does not agree with this view and believes that the rights plan has a positive effect on stockholder value.

     The Board's belief is supported by numerous studies and reports including the following:

     - the 1994 study by University of Rochester economists Robert Comment and
       G. William Schwert who concluded that the adoption of rights plans has no meaningful effect on stock price. Significantly, they concluded that rights plans "are reliably associated with higher premiums for selling shareholders." This study was published in the Journal of Financial Economics, volume 39, pages 3-43 (1995).

     - the 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, which studied 319 merger and acquisition transactions completed between 1992 and 1996, found that companies with rights plans receive higher takeover premiums in both hostile and friendly transactions. This study also concluded that rights plans do not diminish stockholder value by preventing takeovers, but were actually associated with higher overall stockholder value. This study is currently available on Georgeson's website (www.georgeson.com/pdf/M&Apoisonpill.pdf).

     The Board of Directors believes that Kimberly-Clark's takeover defenses are in the best short-term and long-term interests of the Corporation and its stockholders. In 1988, after carefully considering its fiduciary duties to stockholders and after receiving reports from its outside corporate law firm and a prominent Wall Street investment banking firm, the Board of Directors adopted the Corporation's rights plan. In 1995, again after carefully considering its fiduciary duties to stockholders and after receiving reports from its legal and financial advisors, the Board of Directors adopted the Corporation's amended and restated rights plan. Following last year's stockholder proposal requesting the repeal of the rights plan, the Board again carefully reviewed its fiduciary duties to stockholders and determined that maintaining the plan was in the best interests of the Corporation and its stockholders.

     The Board maintains the rights plan because it believes that a rights plan
(1) helps to maximize stockholder value by protecting stockholders against unfair or coercive takeover tactics that do not provide fair value to all stockholders, (2) provides the Board with an important corporate governance tool that allows the Board more time to evaluate an acquisition offer and to bargain with a potential bidder on behalf of stockholders and (3) is in the best interests of the Corporation's stockholders. In reaching these conclusions, the Board reviewed (a) the arguments for and against rights plans, (b) the available studies and literature on the effect that rights plans have on stock prices and hostile takeover attempts and (c) relevant court decisions regarding rights plans and the rights of directors to implement and maintain rights plans. It is estimated that 60 percent of Fortune 500 companies maintain a rights plan, presumably for similar reasons.

     It is important to note that even a narrow short-term, "get-the-best-price and cash-out" view of this subject supports the maintenance of adequate takeover defenses. Recent history is filled with companies whose management and stockholders reaped short-term stock gains followed by disastrous consequences for remaining stockholders, employees, retirees and communities after a change of control. Stockholder proponents argue that dismantling takeover defenses would benefit the stockholders, at least in the short-term, by providing a larger one time gain in a change of control. As a 131 year-old company, the Board believes this is not only a narrow view of takeover defenses, but is also wrong. Good corporate governance requires that the Board balance the short- and long-term interests of the Corporation and its stockholders.

     Moreover, takeover defenses should be viewed in terms of the Corporation's obligations to all constituencies including remaining stockholders, employees, retirees, customers, suppliers and the communities depending on the approximately 64,000 jobs and financial support that Kimberly-Clark provides. The Board has moral and ethical obligations to all its constituents and stakeholders, and not only to the group of stockholders who favor this proposal. It would be irresponsible to ignore any of the individuals whose investments are an important part of the Corporation's success. Each constituent's stake is unique, but inextricably linked with that of the others. Together they help to support the Corporation's business. The well being of these individuals is a vital part of the Corporation's overall health.

     There are numerous recent examples of companies changing ownership and crumbling under their new capital structures. Employees, retirees, customers, suppliers and communities, as well as stockholders who continue to hold stock get left "holding the bag" when over-leveraged "new owners" do not make the grade. In the Board's opinion, it has an obligation to weigh the "best price" in terms of issues such as employment, security of pension and health care plans, and viability of the new owners' capital structure. The Board wants the Corporation to be financially strong so that: its stockholders can foresee a safe and profitable future; its employees can expect continued work; its customers can expect quality products; and its communities can anticipate the benefits of continued operations. The rights plan allows time for this analysis, and provides the Board with an opportunity to negotiate the best terms of a transaction, including best price.

     The Board of Directors believes that the Corporation's rights plan will encourage bidders to negotiate with the Board to develop an offer that the Board believes is in the best interests of the Corporation, its stockholders and other constituents. The Board has a legal obligation to redeem the rights issued under the rights plan in the event of a takeover proposal that is in best interests of the Corporation.

     For the above reasons, the Board unanimously believes that the Corporation's rights plan is in the best short- and long-term interests of its stockholders, as well as our employees, retirees, customers, suppliers and the communities where the Corporation operates.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

PROPOSAL 4. STOCKHOLDER PROPOSAL REGARDING EXPENSING STOCK OPTIONS

     The Massachusetts Carpenters Pension & Annuity Funds (the "Carpenters Funds") have sent a letter to the Corporation's Secretary requesting that the proposal set forth below be submitted to our stockholders for consideration at the Annual Meeting. The Carpenters Funds have stated that the Carpenters Funds Chairman or a designated representative intends to introduce the following proposal at the Annual Meeting. As of November 13, 2002, the Carpenters Funds beneficially owned 9,140 shares of the Corporation's common stock. The Carpenters Funds address is 350 Fordham Road, Wilmington, MA 01887. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.

     Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

     STOCKHOLDER PROPOSAL

     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Carpenter Funds proposal below:

          "OPTION EXPENSING PROPOSAL

        Resolved, that the shareholders of Kimberly-Clark Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

        STATEMENT OF SUPPORT: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

        Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

        A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options Is a Bandwagon Worth Joining," Aug. 16, 2002.

        Warren Buffett wrote in a New York Times Op-Ed piece on July 24,
        2002:

           There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

           For many years I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom -- examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings . . .

           Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free . . .

           When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

        Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support."

     RESPONSE OF THE CORPORATION TO STOCKHOLDER PROPOSAL

     The Board of Directors unanimously recommends a vote against this proposal.

     The Board does not believe that expensing options in the Corporation's annual income statement would, at this time, be in the best interests of the Corporation or its stockholders. Rather, the Board and the Audit Committee, which is composed of only independent directors, believe that the stockholders would benefit from greater clarity and comparability in the Corporation's financial statements if the Corporation continues its practice of disclosing the value of stock options in the footnotes to the financial statements, which is consistent with generally accepted accounting principles.

     The accounting treatment for stock options is under consideration by a wide array of regulatory bodies, including the United States Congress, the Securities and Exchange Commission, the Financial Accounting Standards Board and the International Accounting Standards Board. It is not clear how this issue will be resolved. Given this uncertainty, the Board believes that the best approach is to wait for appropriate regulators to provide final direction on this issue. It would not serve the best interests of the Corporation or its stockholders to change the Corporation's accounting practices now and then possibly have to change again when any new requirements become effective. In the meantime, the Corporation will continue to comply with all applicable accounting regulations.

     In addition, adoption of the proposal would make it more difficult for the Corporation's stockholders and potential stockholders to compare the Corporation's operating results to those of other companies. The Corporation currently follows the accounting policy that is followed by the vast majority of U.S. companies. None of the Corporation's peer group currently expense stock options, and those companies that do expense stock options do not do so using a consistent valuation methodology. As a result, the values attributed to stock option grants may not be directly comparable.

     Finally, adopting the proposal would not provide investors with any additional information. The Corporation already discloses in the footnotes to its annual financial statements the "fair value" of options in more detail than this proposal would require to be included in the income statement itself. Since 1972, the Corporation has accounted for stock options using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Pursuant to Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation, the Corporation has consistently made the required footnote disclosure. Moreover, a recent study by the management consulting firm Towers Perrin suggests that the effect of stock options is already reflected in a company's stock price. A press release regarding this study is available on the Towers Perrin website
(www.towers.com/towers_news/news/PressRelease_2002/pr112102.htm).

     At this time, the Board believes that the Corporation is taking the most appropriate action by following the current accounting rules regarding stock option disclosure in the footnotes to its financial statements. The Board will continue to monitor developments relating to the expensing of options, including regulatory changes and trends in voluntary adoption of option expensing policies. If in the future the Board believes expensing options would be in the best interests of the Corporation and its stockholders, it will adopt such a policy.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

PROPOSAL 5. STOCKHOLDER PROPOSAL REGARDING INDEXING STOCK OPTIONS FOR EXECUTIVES

     The Sheet Metal Workers' National Pension Fund (the "SMW Fund") has sent a letter to the Corporation's Secretary requesting that the proposal set forth below be submitted to our stockholders for consideration at the Annual Meeting. The SMW Fund has stated that its Corporate Governance Representative or another designated representative intends to introduce the following proposal at the Annual Meeting. As of November 6, 2002, the SMW Fund beneficially owned 17,400 shares of the Corporation's common stock. The address of the SMW Fund is Edward
F. Carlough Plaza, 601 North Fairfax Street, Suite 500, Alexandria, VA 22314-2075. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.

     Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

     STOCKHOLDER PROPOSAL

     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the SMW Fund proposal below:

        "INDEXED OPTIONS PROPOSAL

        Resolved, that the shareholders of Kimberly-Clark (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

        STATEMENT OF SUPPORT: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

        Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock option plans link with the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

        Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

        At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform."

     RESPONSE OF THE CORPORATION TO STOCKHOLDER PROPOSAL

     The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.

     The Board believes that adoption of this proposal would place unnecessary constraints on the Compensation Committee that are not in the best interests of the Corporation or its stockholders. The Corporation's stockholders have had and will continue to have an opportunity to express their opinion on executive option plans because all current executive option plans have been and all such future plans will be subject to a stockholder vote. The Corporation's stockholders approved the current executive stock option plan in 2001.

     The Compensation Committee, which is composed of only independent directors, and the Board believe that the Corporation's current compensation programs, including the current option plans, give the Corporation the flexibility that it needs to attract and retain senior executives whose abilities are essential to the Corporation's long-term success. The Compensation Committee and the Board also believe that the Corporation should retain this critical flexibility to (1) structure compensation programs, including the mechanisms for any performance-based stock options, to achieve these important objectives and (2) make decisions based on a review of all relevant information, including specific financial and non-financial performance results, without imposing rigid, pre-set constraints.

     As described in its Report on Executive Compensation, beginning on page 24, the Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, including the Corporation's peer group and other large industrial companies. In determining the compensation to be paid to executive officers, the Compensation Committee employs compensation policies designed to align compensation with the Corporation's overall business strategy, values and management initiatives.

     Based on available information from 2001, none of the companies in the Consumer Company Group used by the Compensation Committee for comparison purposes (which group of companies the Corporation most directly competes with for management talent) and none of the companies in the Fortune 500 used indexed options. Requiring the Corporation to grant options with conditions or other terms that are inconsistent with compensation practices followed by the Corporation's competitors could place it at a disadvantage in recruiting and retaining senior executives. In addition, indexed options may have a dilutive effect on stockholders because a greater number of options may need to be granted to senior executives for the Corporation's compensation to remain competitive.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

PROPOSAL 6. STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIRMAN OF THE BOARD

     The National Automatic Sprinkler Industry Pension Plan (the "NAS Plan") has sent a letter to the Corporation's Secretary requesting that the proposal set forth below be submitted to our stockholders for consideration at the Annual Meeting. The NAS Plan has stated that a designated representative intends to introduce the following proposal at the Annual Meeting. As of November 6, 2002, the NAS Plan beneficially owned 44,236 shares of the Corporation's common stock. The NAS Plan address is 8000 Corporate Drive, Landover, MD 20785. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.

     Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

     STOCKHOLDER PROPOSAL

     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the NAS Plan proposal below:

        "RESOLVED: The shareholders of Kimberly-Clark ("Company") urge the Board of Directors to amend the Company's by laws to require that an independent director -- as defined by the rules of the New York Stock Exchange ("NYSE") -- who has not served as an officer of the Company be its Chairman of the Board of Directors.

                              SUPPORTING STATEMENT

        The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have proposed new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

        Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

        All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer ("CEO"), or a former CEO, or some other officer. Obviously, no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO or some other officer of the company.

        We respectfully urge the board of our Company to drastically change its corporate governance structure and the public's perception of it by having an independent director serve as its Chairman.

        Although this change would be dramatic, it would hardly be radical. In the United Kingdom it is common to separate the offices of Chairman and CEO. In 1996, a blue ribbon commission on Director Professionalism of the National Association of Corporate Directors recommended that an independent director should be charged with 'organizing the board's evaluation of the CEO and providing continu-ous ongoing feedback; chairing executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises.' "

     RESPONSE OF THE CORPORATION TO STOCKHOLDER PROPOSAL

     The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.

     The Board does not believe that this proposal is in the best interests of the Corporation or its stockholders because it would reduce the Board's flexibility to decide who should be Chairman of the Board. The Board believes that it is in the best position to determine who should serve as Chairman in light of the Corporation's circumstances at any given time and to organize its functions and conduct its business in the manner it deems most efficient.

     The Corporation's current practice for selection of a Chairman of the Board is an integral part of the Board's governance structure and is consistent with its obligation to oversee the Corporation in the best interests of its stockholders. Board independence and oversight are best maintained through effective corporate governance practices. At its November 2002 meeting, the Board designated a Lead Director, Mr. Collins. The Lead Director plays an important role in our corporate governance structure, including chairing the executive sessions (which do not include management) of the independent directors and serving as an ex-officio member of all standing Board committees with the right to participate in those committee proceedings. The lead director structure is a recognized alternative to having an independent director serve as chairman of the board. The January 2003 report by the Conference Board Commission on Public Trust and Private Enterprise recognizes the lead director as a valid alternative and the March 2000 TIAA-CREF Policy Statement on Corporate Governance recognizes the need for a board to have flexibility in organizing its functions.

     The Board's Audit, Compensation, and Nominating and Corporate Governance Committees are each composed solely of independent directors. The independent insight, advice, and counsel that each outside, independent director contributes to the Corporation would not be enhanced by requiring that the Chairman of the Board be an independent director. Contrary to the implications of the proposal, the Corporation's By-Laws neither provide the Chairman with special management oversight responsibilities or special authority nor insulate an executive Chairman from Board oversight. The By-Laws simply provide that the Chairman presides at meetings of the Board. Moreover, directors of the Corporation, including the Chairman of the Board, are bound by fiduciary obligations imposed by state law to serve the best interests of the Corporation's stockholders. Requiring that the Chairman be an independent director would not serve to enhance or diminish the fiduciary duties of any director or officer of the Corporation.

     Currently there is nothing in the Corporation's By-Laws that would preclude the Board of Directors from selecting a Chairman who is an outside, independent director, rather than someone who serves or has served as an officer of the Corporation, if the Board believes that such action is in the best interests of the Corporation's stockholders. In contrast, the proposed amendment to the Corporation's By-Laws limits the flexibility of the Board to act in the manner that it determines would best serve stockholders' interests and to organize its functions and conduct its business in the manner it deems most efficient.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for each of 2000, 2001 and 2002 awarded to, earned by, or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation (the Named Executive Officers), other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                               -----------------------------------
                                               ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                      -------------------------------------    -----------------------   ---------
                                                                  OTHER        RESTRICTED   SECURITIES
                                                                  ANNUAL         STOCK      UNDERLYING     LTIP       ALL OTHER
                                                               COMPENSATION      AWARDS      OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)        ($)(3)         ($)(4)        (#)        ($)(5)        ($)(6)
---------------------------    ----   ---------   ---------    ------------    ----------   ----------   ---------   ------------
Thomas J. Falk(1)              2002    793,750     347,778        10,648       4,466,250     300,000       953,614      6,000
Chairman of the Board          2001    675,000           0         3,213               0     225,000     2,885,112      3,376
and Chief Executive Officer    2000    600,000     599,584(2)      3,607         407,750     200,000             0      5,100
Wayne R. Sanders(1)(7)         2002    950,000     530,112        10,986               0     400,000     1,668,826      6,000
Retired Chief Executive        2001    950,000           0        10,963               0     500,000     8,517,441      5,100
Officer                        2000    950,000    1,110,304(2)    14,477               0     400,000             0      5,100
O. George Everbach             2002    470,000     143,500             0               0      60,000       953,614      6,000
Senior Vice President --       2001    455,000           0           705               0      60,000     1,682,541      5,100
Law and Government Affairs     2000    440,000     299,792           785               0      70,000             0      5,100
Steven R. Kalmanson(8)         2002    425,000     442,800(2)          0               0     100,000       429,127      6,000
Group President --
Family Care
Kathi P. Seifert               2002    500,000     141,450             0               0     100,000       715,212      6,000
Executive Vice President       2001    480,000           0             0               0      80,000     1,711,178      5,100
                               2000    450,000     394,012(2)        139         349,500      90,000             0      5,100

---------------

(1) Mr. Falk was elected President and Chief Executive Officer on September 12, 2002, and Chairman of the Board and Chief Executive Officer on February 18, 2003. Mr. Sanders served as Chairman of the Board and Chief Executive Officer from January 1 to September 12, 2002, and as Chairman of the Board until February 18, 2003. Mr. Falk's salary was increased to an annual level of $925,000 effective October 1, 2002 and to $1,000,000 effective March 1, 2003 to reflect the increase in his responsibilities.

(2) Includes amounts voluntarily deferred by the Named Executive Officer under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Compensation Committee Report on Executive Compensation-Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(3) Amounts shown consist of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes. Amounts shown do not include perquisites provided by the Corporation, such as payments made to or on behalf of the Named Executive Officers pursuant to the Corporation's Executive Financial Counseling Program and the incremental costs to the Corporation for personal and spousal travel required for company purposes on aircraft owned by the Corporation. The aggregate amount of perquisites provided to each Named Executive Officer did not exceed the lesser of $50,000 or 10 percent of such officer's combined salary and bonus for any year.

(4) Restricted stock awards in 2000 were granted pursuant to the Corporation's 1999 Restricted Stock Plan. Restricted stock awards in 2002 were granted pursuant to the Corporation's 2001 Equity Participation Plan. Upon the adoption of the 2001 Equity Participation Plan, no further awards can be made under the 1999 Restricted Stock Plan. All restricted stock awards were valued at the closing price of the Corporation's stock on the date of grant. The restricted stock awards in 2000 and 2002 were granted on June 8, 2000 and September 12, 2002, respectively, and the closing prices of the Corporation's stock on these dates were $58.25 and $59.55 per share, respectively. The shares granted in 2000 to Mr. Falk and Ms. Seifert vest on June 8, 2005 and June 8, 2004, respectively. The shares granted in 2002 to Mr. Falk vest on September 12, 2007. As of December 31, 2002, the number and value (based on the December 31, 2002 stock price of $47.47 per share) of total shares of restricted stock held by the Named Executive Officers are:
    Mr. Falk (89,000 shares; $4,224,830), Mr. Kalmanson (16,000 shares;
    $759,520) and Ms. Seifert (12,000 shares; $569,640). Dividends are paid on restricted stock at the same rate paid to all stockholders of the Corporation. See "Compensation Committee Report on Executive Compensation-Equity Plans" below for a more complete description of the plan.

(5) Amounts shown consist of participation share payments made pursuant to the 1992 Equity Participation Plan for awards that were granted to Named Executive Officers of the Corporation on February 11, 1993, February 16, 1995 and February 13, 1996. The awards granted in 1993 and 1995 matured on December 31, 2000 and were paid according to their terms in the first quarter of 2001. The awards granted in 1996 matured on December 31, 2001 and were paid according to their terms during the first quarter of 2002. No awards of participation shares have been granted to Named Executive Officers since 1998. Each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. The value is adjusted each quarter based on multiplying dividends declared per share of the Corporation's common stock during the quarter by the total number of participation shares and dividend shares in the participant's account. The normal maturity date of a participation share award is the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. The participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of the shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock).

(6) Amounts shown consist solely of the Corporation's matching contributions under the Corporation's Incentive Investment Plan.

(7) Mr. Sanders retired from the Corporation on February 28, 2003 following 28 years of service, including 11 years as Chairman of the Board and Chief Executive Officer. In connection with his retirement, the Corporation has agreed to provide him with an office and administrative assistance for a period of five years at an annual cost of approximately $200,000.

(8) Mr. Kalmanson became an executive officer of the Corporation on January 1, 2002.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded are described under "Compensation Committee Report on Executive Compensation" below.

     The following table sets forth information concerning grants of stock options during 2002 to each of the Named Executive Officers and the potential realizable value of the options at assumed annual rates of stock price appreciation for the option term.

                            OPTION GRANTS IN 2002(1)

                                                 INDIVIDUAL GRANTS
                                ----------------------------------------------------
                                NUMBER OF
                                SECURITIES    % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                                UNDERLYING     OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK
                                 OPTIONS      GRANTED TO    EXERCISE OR                PRICE APPRECIATION FOR OPTION TERM(2)
                                 GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------------------
             NAME                  (#)       FISCAL YEAR      ($/SH)         DATE       0%($)       5%($)          10%($)
             ----               ----------   ------------   -----------   ----------   -------   ------------   ------------
Thomas J. Falk................   300,000         5.3           60.99       2/17/12       0        11,506,885     29,160,706
Wayne R. Sanders..............   400,000         7.0           60.99       2/17/12       0        15,342,513     38,880,941
O. George Everbach............    60,000         1.1           60.99       2/17/12       0         2,301,377      5,832,141
Steven R. Kalmanson...........   100,000         1.8           60.99       2/17/12       0         3,835,628      9,720,235
Kathi P. Seifert..............   100,000         1.8           60.99       2/17/12       0         3,835,628      9,720,235

---------------

(1) The plan governing stock option grants provides that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 2002 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control and options granted to the officers named in this table are subject to the Corporation's Executive Severance Plan described later in this proxy statement (see "Executive Compensation -- Executive Severance Plan"). The options may be transferred by the officers to family members or certain entities in which family members have interests.

(2) The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5 percent and 10 percent rates set by, and the 0 percent rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's common stock price.

     The following table sets forth information concerning exercises of stock options during 2002 by each of the Named Executive Officers and the value of each officer's unexercised options as of December 31, 2002 based on a closing stock price of $47.47 per share of the Corporation's common stock on that date:

                      AGGREGATED OPTION EXERCISES IN 2002
                   AND OPTION VALUES AS OF DECEMBER 31, 2002

                                                                              NUMBER OF
                                                                             SECURITIES        VALUE OF
                                                                             UNDERLYING       UNEXERCISED
                                                                             UNEXERCISED     IN-THE-MONEY
                                                                             OPTIONS AT       OPTIONS AT
                                                   SHARES                   DECEMBER 31,     DECEMBER 31,
                                                  ACQUIRED       VALUE         2002(#)          2002($)
                                                 ON EXERCISE    REALIZED    EXERCISABLE/     EXERCISABLE/
                      NAME                           (#)          ($)       UNEXERCISABLE    UNEXERCISABLE
                      ----                       -----------    --------    -------------    -------------
Thomas J. Falk..................................        0             0         487,500          602,600
                                                                                537,500                0
Wayne R. Sanders................................        0             0       1,390,000        1,581,825
                                                                                910,000                0
O. George Everbach..............................        0             0         378,586        2,106,238
                                                                                130,000                0
Steven R. Kalmanson.............................   12,586       279,095         264,079        1,640,070
                                                                                170,000                0
Kathi P. Seifert................................        0             0         416,624        2,930,020
                                                                                192,000                0

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of Independent Directors. See "Proposal 1. Election of Directors -- General Information." The Board designates the members and the Chairman of the Committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation disclosed in this proxy statement. In addition, the Compensation Committee is responsible for establishing and administering the policies governing annual compensation, restricted stock awards and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies. The Compensation Committee also oversees the development processes for senior management and future senior management candidates.

     The companies the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 97 industrial companies with annual sales exceeding $5 billion (the "Industrial Company Group"). Written salary information concerning the compensation practices of these two groups of companies was provided to the Compensation Committee by two independent consultants.

     In determining the compensation to be paid to executive officers in 2002, the Compensation Committee employed compensation policies designed to align compensation with the Corporation's overall business strategy, values and management initiatives. These policies are intended to (1) reward executives for long-term strategic management and the enhancement of stockholder value through stock option, restricted stock and long-term incentive awards, (2) support a performance-oriented environment that rewards achievement of internal company goals and recog-nizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (3) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 2002

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of these companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group (see "2002 Compensation of the Chief Executive Officer" below). In implementing the policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon growth in the operating profit of the unit), the performance of the Corporation (primarily based upon growth in earnings per share and shareholder return), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 2002 were consistent with the policies and practices described above.

     Cash Bonus Awards for 2002

     The cash bonus awards for 2002 set forth in the Summary Compensation Table were based on the Corporation's Executive Officer Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under the program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentiles) of compensation for the Industrial Company Group if the officer's goals have been fully met during the year. In determining the target cash bonus awards, the Compensation Committee considers data for the Industrial Company Group and periodically reviews data for the Consumer Company Group.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals for 2002 took into account, depending on the responsibility of the individual, the performance of the group or unit with which the individual is associated (primarily based upon growth in the operating profit of the unit). Such goals also took into account the overall performance of the Corporation (based upon the Corporation's long-term goal of maintaining growth in earnings per share from operations (the "EPS Goal") and its long-term goal of exceeding the S&P 500 index for total shareholder return (the "Shareholder Return Goal")). The cash bonus awards paid for 2002 with respect to these Goals were determined by the Compensation Committee taking into consideration the competitive performance of the Corporation. An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's EPS Goal and Shareholder Return Goal. The goals described above may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 2002 were consistent with the policies and practices described above.

     Equity Plans

     The Corporation maintains the 2001 Equity Participation Plan (the "2001 Plan") pursuant to which stock option grants can be made to executive officers. The stockholders of the Corporation approved the 2001 Plan at the 2001 Annual Meeting. Prior to the adoption of the 2001 Plan, the Corporation also maintained the 1992 Equity Participation Plan (the "1992 Plan"). The 2001 Plan and the 1992 Plan are collectively referred to as the "Equity Plans." The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1992 Plan permitted grants of long-term incentive awards in the form of participation shares in addition to stock options. No grants of participation shares have been made since 1998 and the 1992 Plan is no longer in effect for future grants of participation shares or stock options. The 1992 Plan employed book value through the use of participation shares and dividend shares, each of which, when awarded, was credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the 1992 Plan, see note 5 to the table above entitled "Summary Compensation Table." Each Named Executive Officer received a payment in 2001 for participation shares awards that were granted by the Corporation on February 11, 1993 and February 16, 1995 and in 2002 for participation share awards that were granted by the Corporation on February 13, 1996.

     The number of stock option awards granted to an executive officer is based principally on the officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of the awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising the group. In implementing the policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of the grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and nature of prior grants to an executive officer. The payout resulting from any stock option award is based on growth in the market value of the Corporation's common stock subsequent to the grant of the awards.

     The Equity Plans also employ market value as a basis for rewarding past performance and as a motivation for future performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 2002."

     Under the 2001 Plan, selected key employees, including executive officers, may be granted awards of restricted stock and restricted stock units. Participants have the right to vote with respect to the restricted shares and receive dividends. The restricted stock awards under the plan vest three to ten years from the date of grant at the discretion of the Compensation Committee. The plan provides that restricted stock units may be paid in cash or shares of the Corporation's stock, or a combination of both, at the maturity of the award. It is the policy of the Compensation Committee that restricted stock awards are to be granted less frequently than stock option awards.

     2002 Compensation of the Chief Executive Officer

     The Committee last increased the salary of Mr. Sanders in 1997 based on the policies and practices described above. The Compensation Committee granted additional stock options to Mr. Sanders in lieu of an increase in his salary in 2002. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 2002 was in the bottom quartile of salary levels of the chief executive officers of the Consumer Company Group. Mr. Sanders' salary is below the target level because of the Compensation Committee's decision to award additional stock options instead of increasing Mr. Sanders' salary.

     The Committee, after consultation with an independent compensation consultant, increased the salary of Mr. Falk to $925,000, effective October 1, 2002, and to $1,000,000, effective March 1, 2003, to recognize the increase in his responsibilities upon his elections as Chief Executive Officer and Chairman of the Board of Directors of the Corporation. Based upon comparison of data provided by the independent consultant, Mr. Falk's salary in 2002 was below the median salary level of chief executive officers in the comparison group, but is expected to be at or near the median level in 2003 following the adjustments in his salary described above.

     The cash bonuses paid to Mr. Sanders and Mr. Falk for 2002 were in recognition of progress made by the Corporation during 2002 in attaining the 2002 EPS Goal and the competitive performance of the Corporation. Because target levels with respect to this goal were not fully achieved during 2002, the bonus awards paid to Mr. Sanders and Mr. Falk were 50 percent of their target bonus levels. The Compensation Committee believes that, based upon comparison of the most recent data, Mr. Sanders' and Mr. Falk's compensation in 2002 met the Compensation Committee's policies regarding compensating the Corporation's Chief Executive Officer.

     The Committee awarded to Mr. Falk a special grant of 75,000 shares of restricted stock upon his election as Chief Executive Officer of the Corporation to strengthen the retention element of his overall compensation package. These shares of restricted stock were granted with a five-year vesting period.

     Alignment of Executive Compensation with Corporate Performance

     The Compensation Committee believes that executive compensation for 2002 adequately reflects its policy to align the compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     In order to ensure that future annual bonus payments to executive officers are deductible by the Corporation, the Corporation adopted the Executive Officer Achievement Award Program in 2002, which was approved by the Corporation's stockholders.

     The Corporation also has adopted a deferred compensation plan in response to limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1,000,000 for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. While the deferred compensation plan remains unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to the trust to provide a source of funds to assist the Corporation in meeting its liabilities under the deferred compensation plan. The plan permits the officers to limit their annual cash compensation to the $1,000,000 limitation which may be deducted by the Corporation for federal income tax purposes. A deferral will result in the possible deduction by the Corporation of compensation when paid; however, there is no obligation on any executive officer to defer any amounts during any fiscal year.

     Furthermore, to maximize the deductibility of the compensation paid to the Corporation's executive officers, the 1992 Plan, as amended, and the 2001 Plan ensure that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

                            COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Paul J. Collins, Chairman
                            Pastora San Juan Cafferty
                            Linda Johnson Rice
                            Marc J. Shapiro

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
                    Kimberly-Clark, S&P 500, & Peer Group(1)

     The stock price performance shown on the graph below may not be indicative of future price performance.

                            TOTAL SHAREHOLDER RETURN

                              (PERFORMANCE GRAPH)

                                          BASE
                                         PERIOD
COMPANY NAME/INDEX                       DEC97    DEC98    DEC99    DEC00    DEC01    DEC02
------------------                       ------   ------   ------   ------   ------   ------
KIMBERLY-CLARK CORP....................   100     112.88   138.11   151.93   130.90   106.12

S&P 500 INDEX..........................   100     128.58   155.63   141.46   124.65    97.10

PEER GROUP.............................   100     119.93   129.13   120.92   126.15   124.12

(1) The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, Johnson & Johnson, The Procter & Gamble Company, Unilever Group, Georgia-Pacific Corp. and The Gillette Company. The Peer Group used in this proxy statement includes the same companies as those included in the Peer Group used in the proxy statement for the Corporation's prior fiscal year.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2002, the following directors served as members of the Compensation Committee of the Board of Directors of the Corporation: Paul J. Collins, Pastora San Juan Cafferty, Linda Johnson Rice, Marc J. Shapiro and Randall L. Tobias.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation during part of 2002, served as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. In January 2003, Thomas J. Falk, the current Chairman of the Board and Chief Executive Officer of the Corporation replaced Mr. Sanders as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 2002 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                                        YEARS OF BENEFIT SERVICE
                                          ------------------------------------------------------------------------------------
                                             15         20          25           30           35           40           45
REMUNERATION                               YEARS      YEARS       YEARS        YEARS        YEARS        YEARS        YEARS
------------                              --------   --------   ----------   ----------   ----------   ----------   ----------
$  200,000..............................  $ 45,000   $ 60,000   $   75,000   $   90,000   $  105,000   $  120,000   $  135,000
   400,000..............................    90,000    120,000      150,000      180,000      210,000      240,000      270,000
   600,000..............................   135,000    180,000      225,000      270,000      315,000      360,000      405,000
   800,000..............................   180,000    240,000      300,000      360,000      420,000      480,000      540,000
 1,000,000..............................   225,000    300,000      375,000      450,000      525,000      600,000      675,000
 1,200,000..............................   270,000    360,000      450,000      540,000      630,000      720,000      810,000
 1,400,000..............................   315,000    420,000      525,000      630,000      735,000      840,000      945,000
 1,600,000..............................   360,000    480,000      600,000      720,000      840,000      960,000    1,080,000
 1,800,000..............................   405,000    540,000      675,000      810,000      945,000    1,080,000    1,215,000
 2,000,000..............................   450,000    600,000      750,000      900,000    1,050,000    1,200,000    1,350,000
 2,200,000..............................   495,000    660,000      825,000      990,000    1,155,000    1,320,000    1,485,000
 2,400,000..............................   540,000    720,000      900,000    1,080,000    1,260,000    1,440,000    1,620,000
 2,600,000..............................   585,000    780,000      975,000    1,170,000    1,365,000    1,560,000    1,755,000
 2,800,000..............................   630,000    840,000    1,050,000    1,260,000    1,470,000    1,680,000    1,890,000
 3,000,000..............................   675,000    900,000    1,125,000    1,350,000    1,575,000    1,800,000    2,025,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the Named Executive Officers other than Wayne R. Sanders are: O. George Everbach, 19.7 years; Thomas J. Falk, 40.0 years; Steven R. Kalmanson, 40.3 years; and Kathi P. Seifert, 36.2 years. Mr. Sanders retired from the Corporation on February 28, 2003 with 27.7 years of benefit service. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over this limitation being paid pursuant to supplemental plans. While these supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to this trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the Named Executive Officers is a participant in these supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly.

     Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to the participant under the plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each participant would have the option of receiving the present value of his or her accrued benefits in the supplemental plans at that time in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation has agreements under the Corporation's Executive Severance Plan (the "Executive Severance Plan") with each Named Executive Officer, except for Mr. Sanders whose agreement expired when he retired on February 28, 2003. The agreements provide that in the event of a "Qualified Termination of Employment" (as described below), the participant will receive a cash payment in an amount equal to the sum of (1) three times annual base salary and the target bonus award which would be payable as if the performance goals established at the beginning of each year were met under the Executive Officer Achievement Award Program, (2) the value, at the end of the calendar quarter preceding termination, of forfeited participation shares under the Corporation's Equity Plans, (3) the value, based on the Corporation's stock price at the date of the participant's termination, of forfeited restricted stock and certain unvested incentive stock options, (4) the value of three additional years of service and compensation under the Corporation's pension plan and its related supplemental plans and (5) three years of COBRA premiums for medical and dental coverage. In addition, nonqualified stock options, and certain incentive stock options, will vest and be exercisable within the earlier of five years from the participant's termination or the remaining term of the option. The Plan also provides that in certain circumstances if the participant incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986, the participant is entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable. Qualified Termination of Employment is defined in the Plan to mean termination of employment within two years following a change of control of the Corporation (as defined in the Plan) either involuntarily without cause, by the participant with good reason or voluntarily by the participant for any reason during the 30 day period beginning on the first anniversary of the change of control. In addition, any involuntary termination without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control. The Board has determined the eligibility criteria for participation in the Plan. Each agreement expires three years from its date of execution, unless extended by the Board of Directors.

     CORPORATION'S SEVERANCE PAY PLAN

     The Corporation's Severance Pay Plan generally provides eligible employees (including the Named Executive Officers) a lump sum severance payment of one week's pay for each year of employment in the event of involuntary termination without cause. The minimum severance payment is six weeks pay and the maximum is 26 weeks pay. Benefits under this plan will not be paid to a Named Executive Officer in the event benefits are payable under the Executive Severance Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and any persons owning more than 10 percent of a class of the Corporation's stock to file reports with the Securities and Exchange Commission and the New York Stock Exchange regarding their ownership of the Corporation's stock and any changes in ownership. The Corporation maintains a compliance program to assist the Corporation's directors and executive officers in making these filings.

     On August 29, 2002, the Securities and Exchange Commission adopted rules that now require certain of these reports be filed on an accelerated basis. The new rules also require that many transactions, including an increase in phantom stock units resulting from participation in the Corporation's Outside Directors Deferred Compensation Plan, that had been reportable on an annual basis in February, now be reported within two business days. The Outside Directors Deferred Compensation Plan, which permits directors to receive phantom stock units in lieu of cash fees, is described above under "Proposal 1. Election of Directors -- Compensation of Directors."

Additional phantom stock units were paid to Mr. Collins and Mr. Tobias in lieu of cash fees in connection with meetings of the Board of Directors and its committees on September 11-12, 2002. The reports reflecting increases in these phantom stock units were filed with the Securities and Exchange Commission and the New York Stock Exchange on September 19, 2002.

2004 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 2004 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2004 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 11, 2003. Upon receipt of a proposal, the Corporation will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail -- return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Corporation's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an Annual Meeting by a stockholder (other than in connection with the election of directors; see "Proposal 1. Election of Directors -- Stockholder Nominations for Directors"), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's Annual Meeting. Certain other notice periods are provided if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation's By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities and budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2002, with management and the independent auditors.

Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Corporation's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for approval the reappointment of Deloitte & Touche LLP as the independent auditors to audit the consolidated financial statements of the Corporation for 2003.

                                      AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                      Robert W. Decherd, Chairman
                                      Dennis R. Beresford
                                      Mae C. Jemison, M.D.
                                      Wolfgang R. Schmitt
                                      Randall L. Tobias

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ RONALD D. MC CRAY
                                            Ronald D. Mc Cray
                                            Vice President, Associate General
                                            Counsel and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 11, 2003

                                                                      APPENDIX A

                           KIMBERLY-CLARK CORPORATION

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the Audit Committee. The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes of the charter to the Board for approval. The Corporation's Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, shall recommend members for appointment to, and the Chairman of, the Audit Committee to the Board for its approval. The Audit Committee shall be comprised of at least three directors, each of whom is independent of management and the Corporation. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange ("NYSE"), the Securities Exchange Act of 1934, and the rules and regulations of the Securities and Exchange Commission ("SEC"). All Audit Committee members shall be financially literate, and at least one member shall be an "audit committee financial expert," as defined by rules and regulations of the SEC and the NYSE. The Audit Committee shall maintain minutes of its meetings and report to the Board.

POLICY

     The Audit Committee shall assist the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements of the Corporation; (2) the Corporation's compliance with ethical policies contained in the Corporation's Code of Conduct and legal and regulatory requirements; (3) the independence, qualification and performance of the Corporation's independent auditors; and (4) the performance of the Corporation's internal auditors. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

RESPONSIBILITIES AND PROCESSES

     The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should be reviewed periodically, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to ensure a management environment for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee. These are set forth as a guide with the understanding that the Audit Committee may supplement them as appropriate.

     In carrying out its responsibilities, the Audit Committee shall:

        1. Engage, subject to stockholder approval, the independent auditors of the Corporation to conduct the examination of the books and records of the Corporation and its affiliates, and to terminate any such engagement if circumstances warrant. The independent auditors are ultimately accountable to, and shall report directly to, the Audit Committee. The Audit Committee shall have the sole authority to approve all audit and non-audit engagement fees and terms. The Audit Committee shall provide oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.

        2. Pre-approve all audit services and, to the extent permitted by law, all non-audit services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

        3. Meet with the Corporation's independent auditors and management to review the scope of the proposed annual audit (and related quarterly reviews), the audit procedures to be followed and, at the conclusion of the audit, review the principal audit findings including any comments or recommendations of the Corporation's independent auditors.

        4. Discuss with the Corporation's independent auditors and management information relating to the auditors' judgments about the quality, not just the acceptability, of the Corporation's accounting principles and matters identified by the auditors during its interim reviews. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Audit Committee by the Corporation's independent auditors under generally accepted auditing standards.

        5. At least annually, receive from and discuss with the independent auditors and management, separately or together as determined by the Committee, a report on (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and management of the Corporation, such as any management letter or schedule of unadjusted audit differences.

        6. Obtain assurance from the Corporation's independent auditors that they have complied with their obligation to identify and report fraud in connection with their audit of the financial statements of the Corporation.

        7. Discuss the Corporation's annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors, including management's discussion and analysis of financial condition and results of operations. Discuss other matters with the Corporation's independent auditors as required by the Securities and Exchange Commission and, if appropriate, recommend that the audited financial statements be included in the Corporation's Form 10-K.

        8. Approve the content of the report of the Audit Committee required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

        9. Provide sufficient opportunity at its meetings to meet separately in executive session with the Corporation's independent auditors, members of management and representatives of internal audit. Among the items to be discussed with the Corporation's independent auditors are (1) the independent auditors' evaluation of the Corporation's financial and accounting personnel, (2) the cooperation that the independent auditors received during the course of its audit, (3) any management letter provided by the independent auditors and management's response, and (4) any other matters the Audit Committee may determine from time to time.

       10. At least annually, obtain and review a report by the independent auditors describing: (1) the firm's internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audits carried out by the firm and any steps taken to deal with any such items.

        11. At least annually, receive reports from the Corporation's independent auditors regarding the auditors' independence from management and the Corporation (including the identification of all relationships between the independent auditors and the Corporation), discuss such reports with the independent auditors, consider whether the provision of non-audit services by the independent auditors is compatible with the auditors' independence, and, if determined by the Audit Committee, recommend that the Board take action to satisfy itself of the independence of the auditors.

        12. Evaluate the performance of the Corporation's independent auditors and lead audit partner, and report its conclusions to the full Board.

        13. Set hiring policies that conform to applicable Securities and Exchange Commission or other external guidelines for employment by the Corporation of employees and former employees of the independent auditors.

        14. Review major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

        15. Discuss with the Corporation's independent auditors, the internal audit executive and management the adequacy and effectiveness of the Corporation's internal auditing, accounting and financial controls, and elicit any recommendations for improvement.

        16. Review the internal audit function, budgeting and staffing, including appointment or replacement of the senior internal auditing executive and the proposed audit scope for the year. The senior internal auditing executive is accountable to, and shall report directly to, the Audit Committee.

        17. Receive from the internal audit executive a summary of findings from completed audits (and management's response) and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

        18. Review periodic reports from the internal audit executive with respect to, and advise the Board regarding compliance with, the Corporation's Code of Conduct.

        19. Discuss with management an outline of press releases regarding results of operations, as well as general policies on earnings guidance to be provided to analysts, rating agencies, and the general public. Review any relevant items with management and the Corporation's independent auditors prior to release of any such press releases or earnings guidance. The review shall be with the Chairman of the Audit Committee or the full Audit Committee, as may be appropriate.

        20. Meet, at least annually, with management to discuss, as appropriate, significant accounting accruals, estimates and reserves; litigation matters; management's representations to the independent auditors; new or proposed regulatory accounting and reporting rules; any significant off-balance sheet transactions and special purpose entities; and any significant financial reporting issues or judgments disputed with the Corporation's independent auditors.

        21. Discuss with management policies with respect to risk assessment and risk management.

        22. Review with the Corporation's general counsel legal matters that may have a material impact on the financial statements.

        23. Establish procedures for (1) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

        24. Report regularly to the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements.

        25. In consultation with the Nominating and Corporate Governance Committee, conduct an annual evaluation of the performance and effectiveness of the Audit Committee and report the results of that evaluation to the Board.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Corporation's financial statements and the Corporation's independent auditors are responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements. Nor is it the duty of the Audit Committee to conduct investigations to assure compliance with laws and regulations and the Corporation's Code of Conduct.

(KIMBERLY-CLARK LOGO)

                           Invitation to Stockholders

                         Notice of 2003 Annual Meeting

                                Proxy Statement

                                   (GRAPHIC)

                       (KIMBERLY-CLARK CORPORATION LOGO)




            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL      ZKCC52

(KIMBERLY-CLARK CORPORATION LOGO)

       PROXY/VOTING INSTRUCTIONS FOR THE ANNUAL MEETING OF STOCKHOLDERS -
                                 APRIL 24, 2003
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Thomas J. Falk, O. George Everbach and Ronald D. Mc Cray, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas on April 24, 2003 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4, 5 AND 6. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

     This card also constitutes voting instructions to the trustees of the Corporation's employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are composed of management personnel, will direct the trustees to vote the shares.

     Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided on the reverse side.

              IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

KIMBERLY-CLARK CORPORATION



--------------------------------------------------------------------------------
       IT'S A WIN-WIN SOLUTION! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark's future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent's website at http://www.econsent.com/kmb at any time and follow the instructions. If you vote by Internet, you can also sign up for electronic delivery service at the same time. ACT NOW!
--------------------------------------------------------------------------------


                              VOTER CONTROL NUMBER
                       ----------------------------------


                       ----------------------------------

                YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

--------------------------------------------------       ------------------------------------------------------
         VOTE-BY-INTERNET         (COMPUTER IMAGE)           VOTE-BY-TELEPHONE                (TELEPHONE IMAGE)

1. LOG ON TO THE INTERNET AND GO TO                       1. CALL TOLL-FREE
   HTTP://WWW.EPROXYVOTE.COM/KMB.                    OR      1-877-PRX-VOTE (1-877-779-8683)

2. ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE           2. ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE AND
   AND FOLLOW THE EASY STEPS OUTLINED ON THE SECURED         FOLLOW THE EASY RECORDED INSTRUCTIONS.
   WEBSITE.
--------------------------------------------------       ------------------------------------------------------

  IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.



            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL      ZKCC51



     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

-------------------------------------------------------------------------------------------
              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
-------------------------------------------------------------------------------------------
1. Election of Directors
   NOMINEES: (01) Dennis R. Beresford, (02) Thomas J. Falk,      2. Selection of Auditors
             (03) Mae C. Jemison and (04) Randall L. Tobias
   (terms to expire at 2006 Annual Meeting of Stockholders)

                          WITHHOLD                                FOR    AGAINST   ABSTAIN
             FOR          AUTHORITY                               [ ]      [ ]       [ ]
             ALL    [ ]   FROM ALL  [ ]
           NOMINEES       NOMINEES

        [ ]
           -------------------------------------------------
        For all nominees, except vote withheld as noted above.
-------------------------------------------------------------------------------------------


------------------------------------------------------------------------
                THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    AGAINST PROPOSALS 3, 4, 5 AND 6.
------------------------------------------------------------------------
                                             FOR    AGAINST   ABSTAIN
3. Stockholder Proposal Regarding the        [ ]      [ ]       [ ]
   Corporation's Amended and Restated
   Rights Agreement

4. Stockholder Proposal Regarding            [ ]      [ ]       [ ]
   Expensing Stock Options

5. Stockholder Proposal Regarding            [ ]      [ ]       [ ]
   Indexing Stock Options for Executives

6. Stockholder Proposal Regarding An         [ ]      [ ]       [ ]
   Independent Chairman of the Board
------------------------------------------------------------------------

                                  MARK HERE FOR         MARK HERE
                                  ADDRESS CHANGE       IF YOU PLAN
                                     AND NOTE    [ ]    TO ATTEND    [ ]
                                  AT LOWER LEFT        THE MEETING


                           PLEASE SIGN BELOW EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SIGNING IN THE NAME OF A CORPORATION OR PARTNERSHIP, PLEASE SIGN FULL CORPORATE OR PARTNERSHIP NAME AND INDICATE TITLE OF AUTHORIZED SIGNATORY.


Signature:                   Date:         Signature:                Date:
          ------------------      --------           ---------------      ------